EXHIBIT 11.1
                    PARACELSUS HEALTHCARE CORPORATION
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                   (In thousands, except per share data)

                                               Three Months Ended
                                                   March 31,
                                            -----------------------
                                                1997          1996
                                            ----------     --------
PRIMARY:
(1) Net income (loss)                       $   5,168      $(14,349)
                                                =====        ======
    Shares used in this computation:
    Weighted average common shares
      outstanding                              54,813        29,772
    Shares applicable to stock options
      and warrants, net of shares
      assumed to be purchased from
      proceeds at average market price          2,855             -
                                                -----        ------
(2) Total shares for net income (loss)
      per share computation                    57,668        29,772
                                               ======        ======
    Income (loss) per share:
      Continuing operations                 $    0.09       $ (0.10)
      Discontinued operations                       -         (0.38)
                                                -----        ------
    Net income (loss) per share
        (1 divided by 2)                    $    0.09       $ (0.48)
                                                 ====          ====
FULLY DILUTED:
(3) Net income (loss) (1)                   $   5,168      $(14,349)
                                                =====        ======
    Shares used in this computation:
    Total primary shares (2)                   57,668        29,772
    Shares applicable to stock options
      and warrants in addition to
      those used in primary computation,
      using period-end market
      price when higher than average                -             -
                                                -----         -----
(4) Total fully diluted shares                 57,668        29,772
    Income (loss) per share:
      Continuing operations                 $    0.09       $ (0.10)
      Discontinued operations                       -         (0.38)
                                                -----          ----
    Net income (loss) per share
      (3 divided by 4)                      $    0.09       $ (0.48)
                                                =====          ====